Exhibit 10.30

EMPLOYMENT AGREEMENT

      AGREEMENT by and between Borders Group, Inc., a Michigan corporation (the “Company”) and Ron Marshall (“Executive”) dated as of the 3rd day of January, 2009.

      WHEREAS, the Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

       NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

       1.       Employment Period. The term of Executive’s employment will commence on January 5, 2009 (the “Effective Date”) and end on the third anniversary of the Effective Date (the “Employment Period”), unless terminated earlier pursuant to Section 3 of this Agreement. The Employment Period shall automatically end upon termination of Executive’s employment for any reason. Upon Executive’s termination of employment with the Company for any reason, he shall immediately resign all positions (including directorships) with the Company or any of its subsidiaries or affiliates.

       2.      Terms of Employment.

      (a)      Position and Duties.

         (i)     During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with the Company’s practices from time to time with respect to the management of its subsidiaries and businesses, and Executive’s services shall be performed at the Company’s headquarters in the Ann Arbor, Michigan area, subject to reasonable business travel at the Company’s request. In addition, effective as of the Effective Date, the Company shall cause Executive to be appointed as a member of the Board of Directors of the Company (the “Board of Directors”), and shall nominate Executive for election and re-election to the Board of Directors as and when Executive’s term expires while Executive remains employed under this Agreement. Executive shall report directly to the Board of Directors.

         (ii)     During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use his reasonable best efforts to perform faithfully and efficiently such responsibilities and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in non-profit, civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors.

      (b)     Compensation.

         (i)     Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Base Salary”) of $750,000. The Base Salary shall be reviewed from time to time for increase (but not decrease) in accordance with the Company’s regular practices, and, if increased, the term “Base Salary” shall refer to such increased amount. Executive’s Base Salary shall be pro rated to take into account any fiscal year of the Company during which Executive is not employed by the Company for the entire fiscal year of the Company. Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives.

         (ii)     Annual Bonus. With respect to each fiscal year of the Company commencing during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s Annual Incentive Bonus Plan or any successor plan of the Company and/or such other plan as may be selected by the Company (collectively, the “AIP”) in an amount determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), based on performance goals established by the Compensation Committee in accordance with the terms of the AIP, and with a target Annual Bonus equal to 100% of Executive’s Base Salary as in effect at the beginning of the Company’s fiscal year (the “Target Bonus”), and a maximum Annual Bonus equal to 200% of Base Salary; provided, however, that with respect to the Company’s 2009 fiscal year, the performance goals under the AIP applicable to Executive shall be established by the Compensation Committee in consultation with Executive. Each such Annual Bonus shall be paid (x) to Executive 100% in cash and (y) no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

         (iii)     Signing Bonus. As soon as practicable following the date hereof, the Company shall pay Executive a signing bonus of $250,000 (the “Signing Bonus”). In the event that Executive’s employment with the Company terminates prior to the first anniversary of the Effective Date due to a termination by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), Executive shall be required to repay the Company, within 10 business days of such termination, the full amount of the Signing Bonus.

         (iv)     LTIP Option. On a date determined by the Compensation Committee, which shall in no event be later than February 1 2009 (the “Option Grant Date”), the Company shall grant Executive an option (the “LTIP Option”) pursuant to the Company’s 2004 Long-Term Incentive Plan (the “LTIP”) to purchase 200,000 shares of common stock of the Company (“Common Stock”) with a per-share exercise price equal to the Fair Market Value (as defined in the LTIP) of a share of Common Stock on the grant date, which LTIP Option shall (A) be a non-qualified stock option, (B) have a seven-year term (subject to earlier termination in accordance with Section 12 of the LTIP) and (C) vest ratably (in equal increments) on the first anniversary of the Option Grant Date and on the second and third anniversaries of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date. The LTIP Option shall be subject to the terms of the LTIP, except that the LTIP Option shall (i) not provide for automatic vesting upon a Change of Control (as defined in the LTIP) but shall provide for vesting upon a termination of employment subsequent to a Change of Control that entitles Executive to severance benefits pursuant to Section 4(a) hereof, and (ii) provide that no acquisition by Pershing Square Capital Management L.P. or any of its affiliates may constitute a Change of Control for purposes of the LTIP Option. In the event that an event described in Section 16 of the LTIP occurs prior to the grant of the LTIP Option and awards under the LTIP are adjusted pursuant to Section 16, the number of shares to be subject to the LTIP Option shall be equitably adjusted consistent with the adjustment generally made under the LTIP. Other than the LTIP Option and the Inducement Option (as defined below), it is not anticipated that Executive will receive any further long-term incentive awards under the LTIP or otherwise during the Employment Period.

         (v)     Inducement Option. As an inducement to Executive’s willingness to enter into this Agreement, the Company shall, on the Option Grant Date, grant Executive an option (the “Inducement Option”) to purchase 1,800,000 shares of Common Stock with a per-share exercise price equal to the Fair Market Value of a share of Common Stock on the grant date, which Inducement Option shall (A) be a non-qualified stock option, (B) have a seven-year term (subject to earlier termination in accordance with Section 12 of the LTIP) and (C) vest ratably (in equal increments) on November 1, 2009 and on the second and third anniversaries of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date. The Inducement Option shall not be granted pursuant to the LTIP but shall be subject to the terms of the LTIP, except that the Inducement Option shall (i) not provide for automatic vesting upon a Change of Control (as defined in the LTIP) but shall provide for vesting upon a termination of employment subsequent to a Change of Control that entitles Executive to severance benefits pursuant to Section 4(a) hereof, and (ii) provide that no acquisition by Pershing Square Capital Management L.P. or any of its affiliates may constitute a Change of Control for purposes of the Inducement Option. The Company shall, as soon as reasonably practicable following the date hereof, ensure that the shares of Common Stock underlying the Inducement Option are registered with the Securities and Exchange Commission. In the event that an event described in Section 16 of the LTIP occurs prior to the grant of the Inducement Option and awards under the LTIP are adjusted pursuant to Section 16, the number of shares to be subject to the Inducement Option shall be equitably adjusted consistent with the adjustment generally made under the LTIP.

         (vi)     Other Employee Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the Company’s employee benefit plans, and to receive vacation and perquisites at the same level as other senior executives of the Company.

         (vii)     Expenses. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of Executive’s duties hereunder.

         (viii)     Relocation Assistance. The Company shall provide Executive with a relocation allowance of up to $100,000 of documented expenses incurred by Executive in connection with the relocation of Executive and Executive’s family and dependents, pursuant to and in accordance with the Company’s Relocation Assistance Program (Chief Executive Officer), a copy of which will be provided to Executive; provided that the individual dollar-amount limitations applicable to the categories of relocation expenses enumerated in such program shall not apply to such relocation, subject in all events to the aggregate allowance of $100,000.

         (ix)     Legal Fees. The Company shall pay up to $15,000 of documented attorney’s fees incurred by Executive in connection with the negotiation of this Agreement.

         (x)     Indemnification; Insurance. The Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall cover Executive under directors and officers liability insurance during the Employment Period and thereafter in the same amount and to the same extent as the Company covers its other officers and directors (if at all).

       (c)    Stock Ownership Requirement. While employed by the Company, Executive shall generally be expected to maintain ownership of a minimum of 200,000 shares of Common Stock in accordance with the guidelines as established by the Compensation Committee. Although no minimum period of time has been established for Executive’s achievement of the foregoing Common Stock ownership target, Executive agrees to make continuous progress toward satisfaction of this objective. Unvested shares of restricted Common Stock will be credited towards this requirement. Executive shall be required to obtain the prior approval of the Board of Directors before selling shares of Common Stock, if the sale would reduce Executive’s ownership below this required level.

       3.     Termination of Employment.

       (a)    Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the procedures and definition of Disability set forth below), the Company may give to Executive written notice in accordance with Section 9(b) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability

Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform Executive’s duties and responsibilities by reason of illness or incapacity for a total of 180 days in any twelve-month period as determined in writing by a qualified independent physician selected by the Company or its insurers and reasonably acceptable to Executive or his legal representative. If the Company and Executive cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. Such determination of Disability shall be delivered to the Company and Executive and shall be final and conclusive for all purposes of this Agreement.

       (b)    Cause. The Company may terminate Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony, or of a misdemeanor involving the money or property of the Company or any subsidiary, (ii) Executive’s (x) willful and continued failure to substantially perform the duties and responsibilities of his position or (y) failure to comply in all material respects with the written policies of the Company, which failure, to the extent subject to cure, is not remedied within twenty-one days after written notice thereof from the Company to Executive, (iii) Executive having willfully engaged in misconduct that materially damages or injures the reputation of the Company or any subsidiary, (iv) Executive having breached the provisions of Sections 6(a) or 6(b) of this Agreement, (v) Executive’s willful breach of the confidentiality provisions of this Agreement, or (vi) gross negligence in the performance of Executive’s duties and responsibilities. For purposes of this Section 3(b), no act or failure to act, on Executive’s part shall be deemed to be “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such act or omission was in the best interest of the Company. Any termination of Executive’s employment by the Company for Cause shall be effective only upon delivery to Executive of a certified copy of a resolution of the Board of Directors, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors (excluding Executive) following a meeting at which Executive was given an opportunity to be heard on at least five business days’ advance notice, finding that Executive was guilty of the conduct constituting Cause, and specifying the particulars thereof.

       (c)    Good Reason. Executive’s employment may be terminated by Executive for Good Reason or other than for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of Executive: (i) the involuntary relocation of Executive from the Ann Arbor, Michigan area, (ii) any material failure of the Company to comply with any provisions of Section 2 of this Agreement, (iii) a material reduction in Executive’s duties or status, or (iv) the failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Company to expressly assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction as required by Section 7 of this Agreement, in each case, provided that Executive provides Notice of Termination for Good Reason within 90 days of Executive’s knowledge of the occurrence of the event giving rise to the claim, provides the Company at least 30 days to cure such event and actually terminates employment, if at all, within 15 days following the end of such 30-day cure period.

       (d)    Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or other than for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice, and which date shall, in the case of a termination for Good Reason, be determined consistently with the requirements of Section 3(c)).

       (e)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause or without Cause, or by Executive for or other than for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be (except that in the case of a termination by Executive, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date), and (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be. The Employment Period shall automatically terminate on the Date of Termination. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

       4.    Obligations of the Company upon Termination. (a) Good Reason or Other than for Cause or Disability. Subject to the mitigation provisions set forth below and to Executive’s compliance with Sections 5 and 6 of this Agreement, if, during the Employment Period, Executive’s employment with the Company is terminated by the Company other than for Cause or Disability or if Executive terminates Executive’s employment with the Company for Good Reason:

         (i)     the Company will pay to Executive in a lump sum (A) the Base Salary through the Date of Termination to the extent not previously paid; (B) accrued and unused vacation pay; (C) any unpaid cash portion of the Annual Bonus earned with respect to the fiscal year ending on or immediately preceding the Date of Termination (subject to any applicable deferral elections); (D) reimbursement for any unreimbursed expenses incurred through the Date of Termination; and (E) reimbursement for any unpaid relocation expenses in accordance with Section 2(b)(viii) (the amounts in (A), (B), (C), (D), and (E), the “Accrued Obligations”); and

         (ii)     the Company will pay to Executive an aggregate severance amount equal to the product of (1) the sum of (x) the Base Salary and (y) the Target Bonus (such sum, the “Annualized Compensation Amount”) multiplied by (2) a fraction, the numerator of which is the number of days from the date following the Date of Termination through the third anniversary of the Effective Date (provided that the numerator shall in no event be greater than 1065), and the denominator of which is 365, payable in monthly installments at a monthly rate equal to 1/12 of the Annualized Compensation Amount, such installments to commence at the end of the month during which occurs the 30th day following the Date of Termination; provided however, that, to the extent the payment period would otherwise extend beyond the later of: (x) March 15th of the year following the calendar year in which the Date of Termination occurs, or (y) two and one-half months following the end of the fiscal year in which the Date of Termination occurs, an amount equal to the sum of all of the remaining payments that would have been made to Executive in monthly installments shall, in lieu thereof, be paid to Executive in one lump sum on the last day of the month immediately preceding the month in which the later of the dates specified in (x) or (y) above falls; and

         (iii)     during the period from the Date of Termination through the third anniversary of the Effective Date (the “Benefit Continuation Period”), the Company shall continue medical and dental benefits (excluding long-term disability coverage) to Executive and, where applicable, Executive’s dependents on the same terms (it being understood that Executive shall only be responsible for paying the employee portion of any premium) that such benefits would have been provided had Executive continued employment with the Company in accordance with the health and welfare benefits provided pursuant to Section 2(b)(vi) of this Agreement (the “Welfare Benefits”); provided, however, that, in the event Executive becomes reemployed with another employer and is eligible to receive comparable medical or other welfare benefits under any employer provided plan (determined on a benefit-by-benefit basis), the Welfare Benefits provided herein shall cease as of the date of eligibility under such other employer’s plans. The Welfare Benefits provided pursuant to this Section 4(a)(iii) that (x) are provided following the eighteen-month period following the Date of Termination and (y) are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be treated as follows: (A) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the Benefit Continuation Period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (B) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, (C) no such benefit may be liquidated or exchanged for another benefit and (D) in no event shall the Company’s obligations to provide such Welfare Benefits apply later than Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date); and

         (iv)     to the extent not theretofore paid or provided, the Company shall timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice, or contract, to Executive any other amounts or benefits required to be paid or provided under any plan, program, policy, practice or contract of the Company (other than any severance plan) through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

In the event of a termination of Executive’s employment upon which Executive is entitled to severance pursuant to this Section 4(a), Executive shall have no obligation to find new employment during the first nine months following the Date of Termination; provided, however, that, in the event Executive is entitled to receive payments under Section 4(a)(ii) above following the nine-month anniversary of the Date of Termination, subject to Section 6, Executive agrees, during the period in which he is entitled to receive such payments following such nine-month anniversary (the “Mitigation Period”), to make reasonable efforts to seek (and to immediately notify the Company of his obtaining) other employment and, to the extent that Executive receives, earns or is eligible to receive cash compensation from other employment during the Mitigation Period, the cash severance payments provided under Section 4(a)(ii) shall be correspondingly reduced.

       (b)    Death; Disability; Cause; Other than for Good Reason. If Executive’s employment is terminated by reason of Executive’s death or Disability, by the Company for Cause or by Executive other than for Good Reason during the Employment Period, the Employment Period shall terminate without further obligations to Executive and his legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

       5.     General Release. The payments provided hereunder shall constitute the exclusive payments due Executive from, and the exclusive obligation of, the Company in the event of any termination of Executive’s employment. The obligation to make the payments hereunder is conditioned upon Executive’s execution, delivery to the Company and non-revocation of a release, which shall be substantially in the form attached hereto as Exhibit A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose), of any claims Executive may have as a result of Executive’s employment or termination of employment under any federal, state or local law no later than 22 days following the Date of Termination.

       6.     Non-Solicitation; Non-Competition; Confidentiality; Work Product.

       (a)    Executive acknowledges and agrees that any attempt to interfere with the Company’s existing employment relationships would result in significant harm to the Company’s interests. Accordingly, Executive agrees that while employed by the Company and for one year following Executive’s termination of employment for any reason (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous six months an employee, representative, officer or director of an Affiliated Entity. Further, during the Restricted Period, Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of any member of the Affiliated Entities to cease their relationship with any member of the Affiliated Entities for any reason. For purposes of this agreement, the term “Affiliated Entities” shall mean the Company and its subsidiaries and affiliated companies.

       (b)    Executive agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, become directly or indirectly engaged or involved, as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, agent, advisor, lender or in any other capacity, of any business or entity (including any division or subsidiary of a larger business or entity) primarily engaged in the sale of books, music, gifts, stationary or videos directly to the public (whether through traditional retail sales or over the Internet) (“Competitive Activities”) in any jurisdiction in which the Company or any Affiliated Entity conducts such Competitive Activities by selling, sending or delivering goods to customers in such jurisdiction or providing such services in such jurisdiction (or in any jurisdiction in which the Company has proposed to conduct such Competitive Activities); provided, however, that in no event shall Executive’s ownership of less than 3% of the outstanding capital stock of any corporation, in and of itself, be deemed a Competitive Activity if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market. Executive further agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly solicit, or cause another person to solicit, any person who is a customer of the businesses conducted by the Company, on behalf of a business engaged in a Competitive Activity.

       (c)    While employed by the Company and at all times thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to any of the Affiliated Entities and their businesses (including without limitation information about the Affiliated Entities’ clients’ and customers’ and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that Executive has obtained during Executive’s employment with the Company and/or any of the other Affiliated Entities (“Confidential Information”), provided that the foregoing shall not apply to information that is generally known to the public other than as a result of Executive’s breach of this Agreement. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Executive shall reasonably cooperate with the Affiliated Entities to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof Executive shall disclose only that portion of the confidential or proprietary information which Executive is advised by counsel that Executive is legally required to so disclose.

       (d)    Executive acknowledges and agrees that the terms of this Section 6: (i) were agreed to by mutual assent of the parties hereto; (ii) are supported by adequate consideration; (iii) are reasonable in time and scope; and (iv) serve to protect the legitimate economic interests of the Affiliated Entities, including the goodwill of the Affiliated Entities and the Confidential Information from misuse. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of this Section 6 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 6 are determined to be wholly or partially unenforceable, Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

       (e)    Notwithstanding anything to the contrary contained in this Agreement, the terms of this Section 6 shall survive the termination of this Agreement and of Executive’s employment for the periods set forth therein.

       7.    Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

       8.    Representation By Executive. Executive hereby represents and warrants to the Company that, as of the Effective Date and as of the date of execution of this Agreement, Executive is not a party to any employment agreement with any third party which would preclude Executive from accepting Employment with the Company and performing Executive’s obligations under this Agreement.

       9.    Miscellaneous. (a) Construction; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

       (b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier, charges prepaid, addressed as follows:

       If to Executive: To the most recent address on file with the Company.

       If to the Company:

       Borders Group, Inc.
       100 Phoenix Drive
       Ann Arbor, Michigan 48108
       Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

       (c)    Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

       (d)    Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

       (e)    Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to any amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Severance benefits under this Letter Agreement are intended to be exempt from Section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of applying the deferral election rules under Section 409A of the Codes and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A of the Code.

       (f)    Certain Additional Payments by the Company; Reduction of Payments.

        (i)     In the event PricewaterhouseCoopers, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) shall determine that any Payment (as defined below) would subject Executive to the Excise Tax (as defined below) as a result of a “change in ownership or control” of the Company (within the meaning of Section 1.280G-1 of the Department of the Treasury Regulations) occurring prior to February 1, 2010, then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 9(f) shall not be conditioned upon the Executive’s termination of employment. Notwithstanding the foregoing provisions of this Section 9(f)(i), if the Accounting Firm shall determine that Executive is entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 115% of the Reduced Amount (as defined below), then no Gross-Up Payment shall be made to Executive and the Payments paid or payable under this Agreement (the “Agreement Payments”) shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Reduced Amount. If the reduction of the Agreement Payments under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Reduced Amount, no Agreement Payments shall be reduced pursuant to this Section 9(f)(i). In the event the Accounting Firm determines that any Payment would be subject to the Excise Tax as a result of a “change in ownership or control” of the Company (within the meaning of Section 1.280G-1 of the Department of the Treasury Regulations) occurring on or after February 1, 2010, then the foregoing provisions of this Section 9.5(f)(i) shall not apply and, instead, the Agreement Payments shall be reduced to the Reduced Amount if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments and benefits under the following sections in the following order: (i) Section 4(a)(ii) and (ii) Section 4(a)(iii).

        (ii)     Subject to the provisions of Section 9(f)(iv), all determinations required to be made under this Section 9(f), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

        (iii)     As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement should have been so paid or distributed (“Underpayment”). In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

        (iv)     Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

A. give the Company any information reasonably requested by the
Company relating to such claim,

B. take such action in connection with contesting such claim as the
Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

C. cooperate with the Company in good faith in order effectively to contest such claim, and

D. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(f)(iv), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (v)     If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 9(f)(iv), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 9(f)(iv), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 9(f)(iv), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        (vi)     Any Gross-Up Payment, as determined pursuant to this Section 9(f), shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 9(f)(iv) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. The Gross-Up Payment shall be paid to Executive; provided that, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

        (vii)     Definitions. The following terms shall have the following meanings for purposes of this Section 9(f).

A. “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

B. “Net After-Tax Receipt” shall mean the present value (as
determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the
Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in
Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

C. “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section

280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

D. A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

E. “Reduced Amount” shall mean the greatest amount of Agreement
Payments that can be paid that would not result in the imposition of the Excise
Tax if the Accounting Firm determines to reduce Agreement Payments pursuant to the third and fifth sentences of Section 9(f)(i).

       (g)    Entire Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

       (h)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

BORDERS GROUP, INC.	/s/ Daniel T. Smith
By: Daniel T. Smith

RON MARSHALL	/s/ Ron Marshall

Exhibit A

AGREEMENT AND GENERAL RELEASE

          Borders Group, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (each, solely in his or her capacity as officer, director, trustee or agent) (collectively referred to throughout this Agreement as “Company”) and Ron Marshall (“Executive”) agree:

          1.            Last Day of Employment. Executive’s last day of employment with the Company is [DATE]. In addition, effective as of [DATE], Executive resigns all positions (including, without limitation, directorships and Executive’s positions as [President and Chief Executive Officer] of the Company) with the Company or any of its subsidiaries or affiliates, and will not be eligible for any benefits or compensation after [DATE], other than as specifically provided in Section 4 of the Employment Agreement between the Company and Executive dated as of January 3rd, 2009 (the “Employment Agreement”) and Executive’s right to indemnification.

          2.            Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 5 of the Employment Agreement. Executive hereby acknowledges the sufficiency of the consideration being received in exchange for the release in this Agreement and agrees that absent signing this Agreement, he is not otherwise entitled to the payments and benefits under Section 4 of the Employment Agreement.

          3.            Release of Claims.

(a)	For and in consideration of the payments and benefits to be made or provided to
Executive under Section 4 of the Employment Agreement and other good and valuable consideration, Executive, for himself and for his heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever releases, waives and discharges (i) the
Company, its subsidiaries and affiliates, their respective employee benefit and/or pension plans or funds, insurers, successors and assigns, (ii) all past, present and/or future officers, directors, trustees, members, partners, employees, fiduciaries, administrators, controlling persons and successors and assigns of the foregoing, and (iii) all of the past, present and/or future agents, representatives and attorneys (including outside legal counsel) of any of the persons or entities described in (i) or (ii) in this Section 3 and any of its and their successors and assigns in all cases whether acting as agents for or with respect to the Company, its subsidiaries or affiliates and their respective successors and assigns or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had or now have against
Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of Executive’s execution of this Release, including without limitation, those in connection with, or in any way related to or arising out of, Executive’s employment, service as a director, service as an officer, service as a trustee, service as a fiduciary or termination of any of the foregoing or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company, its subsidiaries or affiliates and their respective successors and assigns or other claims and (x) any claim of discrimination or retaliation under the
Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. Section 621 et seq.,
Title VII of the Civil Rights Act, the Americans with Disabilities Act, the
Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Family and Medical Leave Act; (y) any claim under the Michigan Elliott-
Larsen Civil Rights Act, as amended, the Michigan Whistle Blowers’ Protection
Act, as amended, the Michigan Persons with Disabilities Civil Rights Act; and
(z) any claim for attorney’s fees, costs, disbursements and the like related to any claim described in this Section 3(a).

(b)	Adversarial Actions. Executive agrees that he will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 3(a) above. Except as otherwise required by law,
Executive further agrees that he will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on Executive’s behalf (to the extent it is within Executive’s control or permitted by law), or assist in the commencement or prosecution of as an advisor, or otherwise, any action or proceeding of any kind, judicial or administrative (on his behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of Executive’s execution of this Release which Executive released pursuant to Section 3(a) above. Executive further represents that, as of the date he signs this Release, he has not taken any action encompassed by this Section 3(b).
If, notwithstanding the foregoing promises, Executive violates this Section 3(b), he will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys’ fees and other expenses which result from, or are incidents to, such violation. Notwithstanding anything herein to the contrary, this Section 3(b) will not apply to any claims that Executive may have under the ADEA and will not apply to the portion of the release provided for in Section 3(a) relating to the
ADEA. Further, nothing in this Agreement interferes with Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or
to participate in an EEOC investigation or proceeding. Nevertheless, Executive understands that by entering into this Release Agreement, he is waiving his right to recover any individual monetary damages, which may be awarded in connection with any such charge.

(c)	Preserved Rights. The sole matters to which the release and covenants in this
Section 3 do not apply are: (i) Executive’s rights under Section 2(b), Section 4 and Section 9(f) of the Employment Agreement, Executive’s rights of indemnification and related rights or otherwise with regard to Executive’s service as an officer or director of the Company (if any) and Executive’s rights under any
D&O policy maintained by or for the benefit of the Company or its employees or directors at any time during or after the course of Executive’s employment with the Company (if any); (ii) Executive’s rights to contribution (if any) with regard to his service as an officer and director of the Company; (iii) Executive’s rights as a shareholder of the Company (if any); (iv) Executive’s rights to vested benefits under any employee benefit plan of the Company; (v) Executive’s COBRA rights;
(vi) Executive’s right to claim workers’ compensation or unemployment compensation benefits; (vii) Executive’s right to enforce the terms of this Release;
and (vii) Executive’s rights to assert claims that are based on events occurring after this Release becomes effective. Nothing contained herein shall relieve
Executive of his continuing obligations under Section 6 of the Employment
Agreement.

          4.            Governing Law; Enforceability. The interpretation of this Release will be governed and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. If any provisions of this Release will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof which will remain in full force and effect.

          5.            Acknowledgement. Executive acknowledges that he has been advised by the Company in writing to consult independent legal counsel of his choice before signing this Release. Executive further acknowledges that he has had the opportunity to consult, and Executive has consulted with, independent legal counsel and to consider the terms of this Release for a period of at least 21 days.

          6.            Effective Date. Executive further acknowledge that this Release will not become effective until the eighth day following his execution of this Release (the “Effective Date”), and that he may at any time prior to the Effective Date revoke this Release by delivering written notice of revocation to the Company at 100 Phoenix Drive, Ann Arbor, MI 48108-2202, to the attention of the General Counsel. In the event that Executive revokes this Release prior to the eighth day after its execution, this Release and the promises contained in the Agreement, will automatically be null and void.

          7.            Entire Agreement. Executive understands that this Release and the Agreement constitute the complete understanding between the Company and Executive relating to the subject matter hereof and that no other promises or agreements will be binding unless in writing and signed by Executive and the Company after the date hereof.

          8.            Counterparts. This Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Borders Group, Inc.

By:
Ron Marshall	Name:
Date:	Date: